Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

VP of IR

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS THIRD QUARTER 2023 RESULTS

Work Truck Solutions Improved Both Top and Bottom-Line Results

Third Quarter Highlights:

●	Produced Net Sales of $144.1 million
●	Delivered Net Income of $5.8 million, or $0.24 of Diluted EPS
●	Solutions Net Sales increased approximately 18% and Adjusted EBITDA margin improved to 7.3%
●	Updated 2023 guidance ranges
●	Paid $0.295 per share cash dividend

October 30, 2023 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the third quarter ended September 30, 2023.

Bob McCormick, President, and CEO stated. “While at first glance our results show negative comparisons to the same period last year in aggregate, there are plenty of positive elements to our results this quarter. Our Solutions segment produced much improved results, increasing the velocity of upfits moving through our facilities and starting to operate more effectively as we knew they could. The Attachments segment had a difficult comparison to a relatively strong third quarter 2022, as we are still experiencing the impact of the lack of snow in our core markets on the east coast this past winter. However, when combined, the second and third quarter results were comparable to those in recent years. We are proud of the fortitude and determination being demonstrated consistently by our team as we battle against external headwinds, focus on the factors within our control, and strive to get better every day.”

Consolidated Third Quarter 2023 Results

$ in millions (except Margins & EPS)	Q3 2023	Q3 2022
Net Sales	$144.1	$166.1
Gross Profit Margin	22.3%	24.8%

Income from Operations	$11.5	$19.5
Net Income	$5.8	$13.3
Diluted EPS	$0.24	$0.56

Adjusted EBITDA	$17.3	$25.1
Adjusted EBITDA Margin	12.0%	15.1%
Adjusted Net Income	$6.0	$13.5
Adjusted Diluted EPS	$0.25	$0.57

Douglas Dynamics – Third Quarter 2023

●	Consolidated third quarter 2023 Net Sales were $144.1 million compared to $166.1 million in 3Q22, driven by lower volumes in Attachments.
●

Gross profit margin declined slightly to 22.3%, compared to 24.9% in the third quarter of 2022 as the margin impact of lower volumes in Attachments was partially offset by improved operating results at Solutions.

●	Selling, general, and administrative expenses decreased 6.2% to $18.0 million during the third quarter 2023, due to a decrease in incentive- and stock-based compensation.
●	Interest expense increased to $4.6 million primarily due to higher interest on our revolver borrowings.
●

The effective tax rate was 16.4% and 17.9% for the third quarters of 2023 and 2022, respectively. The rate in 2023 was impacted by a tax benefit related to the purchase of investment tax credits. The rate in 2022 was impacted by a discrete tax benefit related to state income tax rate changes.

●	Net Income of $5.8 million was lower than the same period last year and equates to $0.24 of diluted earnings per share.
●	Adjusted EBITDA decreased $7.8 million to $17.3 million when compared to the third quarter of 2022.

Work Truck Attachments Segment Third Quarter 2023 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2023	Q3 2022
Net Sales	$75.9	$108.2
Adjusted EBITDA	$12.3	$22.9
Adjusted EBITDA Margin	16.2%	21.2%

●	For the third quarter of 2023, Work Truck Attachment Net Sales were $75.9 million, compared to $108.2 million in the prior year period.
●	Adjusted EBITDA decreased to $12.3 million due to the lower volumes and product mix, which impacted profitability.
●	Historically, the ratio between pre-season revenue typically ranges from 60-40 to 45-55 between the second and third quarters.
●	For the 2023 pre-season, the mix was above these typical ranges at approximately 65-35 between 2Q and 3Q, compared to the 2022 pre-season where the mix was approximately 55-45.

Douglas Dynamics – Third Quarter 2023

Work Truck Attachments Segment Combined 2Q and 3Q Results

$ in millions (except Adjusted EBITDA Margin)	2023	2022	2021
Net Sales	$217.1	$238.6	$186.0
Adjusted EBITDA	$54.6	$56.5	$47.0
Adjusted EBITDA Margin	25.2%	23.7%	25.3%

McCormick noted, “Overall, the pre-season ordering period was more skewed towards the second quarter than we previously predicted, with a lack of reorder activity and a quieter start to the retail season late in the third quarter. However, Adjusted EBITDA for the combined second and third quarters in 2023 was only slightly lower than pre-season last year, and considerably higher than 2021. Our recent dealer checks indicate inventory levels remain above the five-year average, which will impact reorder activity in the fourth quarter. Ultimately, this year’s results to date have been predominantly driven by the poor snowfall on the east coast last winter. However, one of the great things about this business is that each snow season stands on its own, and we are ready to execute and look forward to the start of the 2023-2024 winter season.”

Work Truck Solutions Segment Third Quarter 2023 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2023	Q3 2022
Net Sales	$68.2	$57.9
Adjusted EBITDA	$5.0	$2.2
Adjusted EBITDA Margin	7.3%	3.8%

●

Work Truck Solutions Net Sales increased approximately 18% to $68.2 million, compared to $57.9 million in the third quarter of 2022, based on pricing increases, higher volumes, and improved chassis supply.

●	Adjusted EBITDA margin improved considerably by 350 basis points to 7.3% compared to the third quarter 2022, due to improved pricing, volumes, and operating efficiencies.
●

On a year-to-date basis, the Solutions segment has delivered significantly improved results. Net Sales increased 15%, with adjusted EBITDA approximately doubling compared to the first nine months of 2022, and adjusted EBITDA margins increasing to 4.5%, in line with internal projections.

“During the third quarter, we saw a temporary improvement in chassis supply, although Class 5 remains constrained. Our teams were able to drive greater efficiency, which is shown in the improved profitability this quarter, particularly at our Dejana operations. Overall demand also remains positive, and we still have a strong backlog to work through. We believe the UAW strike should not materially impact our ability to operate in the fourth quarter. The recent tentative agreements to end the strike are clearly great news for the entire industry, but there will likely be a gap in chassis supply for a period of time in early 2024,” said McCormick.

Douglas Dynamics – Third Quarter 2023

Dividend & Liquidity

●

A quarterly cash dividend of $0.295 per share of the Company's common stock was declared on September 6, 2023, and paid on September 29, 2023, to stockholders of record as of the close of business on September 19, 2023.

●

Net Cash Used in Operating Activities for the first nine months of 2023 decreased to $(64.1) million from $(74.5) million in the same period 2022. The change relates to a larger increase in inventory in the prior year to manage inflation and supply chain disruptions, as well as a decrease in accounts receivable based on lower sales compared to the prior year, partially offset by lower operating results.

●	Free Cash Flow for the first nine months of 2023 increased to $(71.9) million from $(83.4) million for the same period 2022, largely due to the lower cash used in operating activities noted above.

Outlook

Sarah Lauber, Executive Vice President and CFO explained, “Based on new information regarding dealer inventories and retail activity in Attachments, we have decided it is prudent to adjust our guidance ranges. The good news is demand and backlog remain solid in the Solutions segment.”

Updated 2023 financial outlook:

●	Net Sales are now expected to be between $610 million and $640 million, versus the previous range of $620 million and $650 million.
●	Adjusted EBITDA is now predicted to range from $77 million to $92 million, versus the previous range of $85 million to $100 million.
●	Adjusted Earnings Per Share are now expected to be in the range of $1.30 per share to $1.70 per share, versus the previous range of $1.55 to $2.00 per share.
●	The effective tax rate is now expected to be approximately 24%.
●

The outlook assumes relatively stable economic conditions, stable to slightly improving supply of chassis and components, and that the Company’s core markets will experience average snowfall levels in the fourth quarter of 2023.

With respect to the Company’s 2023 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Douglas Dynamics – Third Quarter 2023

Earnings Conference Call Information

The Company will host a conference call on Tuesday, October 31, 2023, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (833) 634-5024 domestically, or (412) 902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow. The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, and incremental costs incurred in 2022 related to the COVID-19 pandemic. Such COVID-19 related costs included increased expenses directly related to the pandemic, and did not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs were out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Douglas Dynamics – Third Quarter 2023

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock-based compensation, severance, restructuring charges, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred in 2022 related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs included increased expenses directly related to the pandemic, and did not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs were out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures. Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided by (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, including as a result of global climate change, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs or inflationary conditions, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, including as a result of global health epidemics such as COVID-19, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends or out ability to execute repurchases under out stock repurchase program, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Third Quarter 2023

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2023	2022
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$11,088	$20,670
Accounts receivable, net	165,302	86,765
Inventories	147,246	136,501
Inventories - truck chassis floor plan	4,459	1,211
Prepaid and other current assets	9,034	7,774
Total current assets	337,129	252,921

Property, plant, and equipment, net	67,306	68,660
Goodwill	113,134	113,134
Other intangible assets, net	123,699	131,589
Operating lease - right of use asset	17,145	17,432
Non-qualified benefit plan assets	9,148	8,874
Other long-term assets	4,384	4,281
Total assets	$671,945	$596,891

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$41,596	$49,252
Accrued expenses and other current liabilities	29,009	30,484
Floor plan obligations	4,459	1,211
Operating lease liability - current	5,149	4,862
Income taxes payable	3,980	3,485
Short term borrowings	101,000	-
Current portion of long-term debt	2,544	11,137
Total current liabilities	187,737	100,431

Retiree benefits and deferred compensation	14,462	14,650
Deferred income taxes	27,660	29,837
Long-term debt, less current portion	185,562	195,299
Operating lease liability - noncurrent	13,261	14,025
Other long-term liabilities	6,331	5,547

Total stockholders' equity	236,932	237,102
Total liabilities and stockholders' equity	$671,945	$596,891

Douglas Dynamics – Third Quarter 2023

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	(unaudited)		(unaudited)

Net sales	$144,121	$166,100	$433,933	$456,262
Cost of sales	111,992	124,831	329,166	342,696
Gross profit	32,129	41,269	104,767	113,566

Selling, general, and administrative expense	17,998	19,181	64,612	63,578
Intangibles amortization	2,630	2,630	7,890	7,890

Income from operations	11,501	19,458	32,265	42,098

Interest expense, net	(4,607)	(3,266)	(11,207)	(7,852)
Other income, net	35	(17)	(19)	94
Income before taxes	6,929	16,175	21,039	34,340

Income tax expense	1,137	2,895	4,393	7,243

Net income	$5,792	$13,280	$16,646	$27,097

Weighted average number of common shares outstanding:
Basic	22,983,965	22,886,793	22,955,388	22,925,231
Diluted	22,983,965	22,886,793	22,955,388	22,926,943

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.25	$0.57	$0.71	$1.16
Earnings per common share assuming dilution attributable to common shareholders	$0.24	$0.56	$0.69	$1.14
Cash dividends declared and paid per share	$0.30	$0.29	$0.89	$0.87

Douglas Dynamics – Third Quarter 2023

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2023	September 30, 2022
	(unaudited)

Operating activities
Net income	$16,646	$27,097
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	16,180	15,626
Loss (Gain) on disposal of fixed asset	(45)	130
Amortization of deferred financing costs and debt discount	440	367
Stock-based compensation	4,236	5,563
Adjustments on derivatives not designated as hedges	(516)	(516)
Provision (credit) for losses on accounts receivable	329	(175)
Deferred income taxes	(2,177)	890
Non-cash lease expense	287	1,481
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(78,866)	(94,056)
Inventories	(10,745)	(29,781)
Prepaid assets, refundable income taxes paid and other assets	(1,403)	(3,732)
Accounts payable	(6,826)	(365)
Accrued expenses and other current liabilities	(979)	(888)
Benefit obligations and other long-term liabilities	(709)	3,873
Net cash used in operating activities	(64,148)	(74,486)

Investing activities
Capital expenditures	(7,723)	(8,924)
Net cash used in investing activities	(7,723)	(8,924)

Financing activities
Repurchase of common stock	--	(6,001)
Proceeds from life insurance policy loans	750	--
Payments of financing costs	(334)	--
Dividends paid	(20,689)	(20,273)
Net revolver borrowings	101,000	84,000
Repayment of long-term debt	(18,438)	(8,437)
Net cash provided by financing activities	62,289	49,289
Change in cash and cash equivalents	(9,582)	(34,121)
Cash and cash equivalents at beginning of period	20,670	36,964
Cash and cash equivalents at end of period	$11,088	$2,843

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$7,245	$2,215

Douglas Dynamics – Third Quarter 2023

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022

Work Truck Attachments
Net Sales	$75,879	$108,235	$236,346	$284,375
Adjusted EBITDA	$12,328	$22,929	$44,393	$59,562
Adjusted EBITDA Margin	16.2%	21.2%	18.8%	20.9%

Work Truck Solutions
Net Sales	$68,242	$57,865	$197,587	$171,887
Adjusted EBITDA	$4,985	$2,202	$8,807	$4,307
Adjusted EBITDA Margin	7.3%	3.8%	4.5%	2.5%

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2023	2022	2023	2022

Net income	$5,792	$13,280	$16,646	$27,097

Interest expense - net	4,607	3,266	11,207	7,852
Income tax expense	1,137	2,895	4,393	7,243
Depreciation expense	2,751	2,603	8,290	7,736
Intangibles amortization	2,630	2,630	7,890	7,890
EBITDA	16,917	24,674	48,426	57,818

Stock-based compensation	-	510	4,236	5,563
Other charges (1)	396	(53)	538	488
Adjusted EBITDA	$17,313	$25,131	$53,200	$63,869

(1) Reflects unrelated legal, severance, restructuring, and consulting fees, and, in 2022, incremental costs incurred related to the COVID-19 pandemic for the periods presented.

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2023	2022	2023	2022

Net cash provided by (used in) operating activities	$2,079	$(16,282)	$(64,148)	$(74,486)
Acquisition of property and equipment	(2,433)	(3,344)	(7,723)	(8,924)
Free cash flow	$(354)	$(19,626)	$(71,871)	$(83,410)

Douglas Dynamics – Third Quarter 2023

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended September 30,		Nine month period ended September 30,
	2023	2022	2023	2022

Net income	$5,792	$13,280	$16,646	$27,097
Adjustments:
Stock based compensation	-	510	4,236	5,563
Adjustments on derivative not classified as hedge (1)	(172)	(172)	(516)	(516)
Other charges (2)	396	(53)	538	488
Tax effect on adjustments	(56)	(72)	(1,064)	(1,384)
Adjusted net income	$5,960	$13,493	$19,840	$31,248

Weighted average basic common shares outstanding	22,983,965	22,886,793	22,955,388	22,925,231
Weighted average common shares outstanding assuming dilution	22,983,965	22,886,793	22,955,388	22,926,943

Adjusted earnings per common share - dilutive	$0.25	$0.57	$0.82	$1.32

GAAP diluted earnings per share	$0.24	$0.56	$0.69	$1.14
Adjustments net of income taxes:

Stock based compensation	-	0.02	0.13	0.18
Adjustments on derivative not classified as hedge (1)	(0.01)	(0.01)	(0.02)	(0.02)
Other charges (2)	0.02	-	0.02	0.02

Adjusted diluted earnings per share	$0.25	$0.57	$0.82	$1.32

(1) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(2) Reflects unrelated legal, severance, restructuring, and consulting fees, and, in 2022, incremental costs incurred related to the COVID-19 pandemic for the periods presented.